July 6, 2007

K. Douglas Ralph

8 Remington Lane

Malvern, PA 19355

Dear Doug:

It is my pleasure to extend to you our offer of employment with Carpenter Technology Corporation as Senior Vice President Finance and Chief Financial Officer reporting to me.

Based upon Board of Director approval, the major elements of your employment offer are as follows, effective on your start date of July 9, 2007:

Annual Base Salary:	$ 380,000
Sign-On Bonus:	You will be provided with a sign-on bonus in the lump sum amount of $50,000. This payment will be made within 30 days of your start date.
Annual Bonus and Performance Plan:

The annual bonus plan is composed of cash compensation and performance based restricted stock. Your cash compensation target is 70% of base salary. Your performance restricted share target is 5,000 shares of Carpenter stock that may be earned based upon performance in Fiscal Year 2008 and vest pro-rata with service through June 30, 2009 and June 30, 2010. Both components of the annual plan are based on a combination of earnings per share (EPS) and corporate RONA. In both cases you have the opportunity to earn from 50% to 2 times your targets based on corporate performance as measured by EPS and corporate RONA. As with all bonus plans, if threshold performance is not achieved, there will not be any payouts. You will receive credit for the full fiscal year (FY08) bonus payout as if you commenced employment on July 1, 2007.

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July 6, 2007

K. Douglas Ralph

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Time Vested Restricted Stock:

You will be awarded 2,500 shares of Carpenter Stock with a restriction period that will terminate three (3) years from your start date. This restricted stock grant will provide dividend equivalents and voting rights. Enclosed for your review and execution are two copies of the Restricted Stock Award Agreement. Please retain one copy for your records and return an executed agreement to my attention.

Supplemental Executive Retirement Plan (SERP):

Effective on your start date, you will participate in a special plan to enhance your retirement security. Enclosed is a copy of the plan document for your review. Enclosed for your review and execution are two copies of the Supplemental Retirement Agreement. Please retain one copy for your records and return an executed agreement to my attention.

Severance:

If your employment is terminated by Carpenter other than for Cause or if you resign for Good Reason, you will be eligible for continuation of your base salary and other insurance benefits (subsidized to the same extent as for similarly situated active employees) for one year following your termination of employment. Provided such termination occurs after your first year of service, your time-based restricted stock award will vest pro-rata based on your period of service, plus shares that would have vested within 12 months after such termination. No severance benefits apply if you are terminated for Cause or resign without Good Reason. Upon your death or disability, the restricted stock grant will vest in full, but you will not receive any other severance benefits.

Special Severance Agreement:

A change in control agreement will be provided to you effective on your start date. The Agreement provides, among other things, a multiple of 3 times annual compensation if a bona fide change in control occurs. Enclosed for your review and execution are two copies of the Special Severance Agreement. Please retain one copy for your records and return an executed agreement to my attention.

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July 6, 2007

K. Douglas Ralph

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Benefits:

You will also participate in Carpenter Technology Corporation’s additional benefit programs, including a Savings Plan (401(k) plan), General Retirement Plan (pension plan), and various health and welfare programs. In addition, you are also eligible to participate in the Deferred Compensation Plan for Officers and Key Employees. A Plan document is enclosed for your review. Additional details and assistance will be provided to you.

Personal Financial Planning and Tax Preparation:	This program provides you the benefit to receive personalized financial counseling and planning along with annual tax preparation services up to a maximum of $8,000 annually.
Vacation:	As an officer of the Corporation, your annual vacation benefits will be 5 weeks.
Relocation Program:

If needed, you will be eligible to participate in Carpenter’s relocation program, up to a period of 24 months following your acceptance of this employment offer. Enclosed for your information is the Executive Relocation Policy.

The offer of employment is contingent upon your successfully meeting all Carpenter’s terms of employment. Among those is a pre-employment physical examination, and providing documentation that verifies compliance with the Immigration Reform Act of 1986. Please contact Diane Gibble to schedule your physical examination. Please find the enclosed postage paid envelope to return the executed copies of the agreements and your acceptance of this employment offer to my attention.

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July 6, 2007

K. Douglas Ralph

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If you have any questions, please do not hesitate to call me or Kathi Hanley.

On a personal note, I am delighted that you are joining Carpenter. I am confident that you will find your career with Carpenter to be challenging as well as rewarding.

Congratulations!

/s/ Anne L. Stevens

ANNE L. STEVENS

Chairman, President and

Chief Executive Officer

Accepted:

/s/ Douglas Ralph

DOUGLAS RALPH

Enclosures

C: T. K. Hanley

M. Heid, Heidrick & Struggles

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